Exhibit 99.1

Contact:  Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:  MGPI REVISES FISCAL 2005 EARNINGS GUIDANCE

ATCHISON, Kan., December 6, 2004—Noting that the demand for low-carb products is not showing signs of rebounding significantly, MGP Ingredients, Inc., (Nasdaq/MGPI) today adjusted its fiscal 2005 earnings guidance to a range of $0.40 to $0.50 per share.  The company’s previously issued guidance ranged from earnings of $1.03 to $1.08 per share.

“Growth opportunities for our specialty ingredients generally are healthy and continue to show promise over the long-term,” said Ladd Seaberg, president and chief executive officer.  “However, sales of our specialty ingredients related primarily to low-carb food applications remain substantially below the peak levels achieved in the fourth quarter of fiscal 2004.  Furthermore, current marketplace indicators strongly suggest that demand in the low-carb arena through the duration of fiscal 2005 may improve only slightly, at best, over demand experienced during the first part of the fiscal year.  This situation is much different from our earlier expectations, which were based on much higher customer order patterns that were experienced toward the end of fiscal 2004, and is the principal reason for our decision to revise our guidance.”

The market demand for ingredients used in low-carb applications first showed signs of slowing down in mid summer, according to Mike Trautschold, executive vice president of marketing and sales.  “At that time, it was unclear if this was a temporary lag due to rapid inventory growth of these products at both the retail and food processor level, or if it was a permanent leveling of demand,” he said.  “We have monitored the market carefully since that time and have now concluded that the trend that drove this demand has reached a plateau and future demand for low-carb products should not be expected to return to the much higher levels experienced during the fourth quarter.  Since our fiscal 2005 plan projected year-long high demand for low-carb products, we now find it necessary to adjust our production priorities.  We may also face a partial or complete write-down of inventories that were built in anticipation of sustained strong demand and have factored this scenario into our revised guidance range.”

Conditions in the company’s alcohol markets “continue to be favorable due to strong demand and pricing for both food grade and fuel grade alcohol,” Seaberg said.  “Our distillery products segment should contribute positively to our earnings performance in fiscal 2005, assuming demand remains high and corn prices stay at the current lower levels compared to the prior year.”

Seaberg noted that the revised guidance does not account for purchase commitments under a previously announced agreement entered into with Penford Corporation last spring.  “We are in discussions with Penford about these commitments and presently are not in a position to determine what, if any, effect they might ultimately have on our fiscal 2005 performance,” he said. Seaberg added that actual results could also differ from the company’s goal set forth in this forward-looking statement as a result of various other factors, including utility and grain cost fluctuations, increased competition for the company’s products and/or changes in market prices.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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